EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-282975 on Form S-3 and Registration Statement Nos. 333-256872, 333-197795, and 333-185345 on Form S-8 of our report dated February 27, 2026 relating to the consolidated financial statements of Watsco, Inc. and subsidiaries and the effectiveness of Watsco, Inc. and subsidiaries’ internal control over financial reporting appearing in this Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Miami, Florida

February 27, 2026